Exhibit 10.40

                         EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (the "Agreement") entered into as of August 21, 1996, by and between Northeast Utilities Service Company, a Connecticut corporation (the "Company"), with its principal office in Berlin, Connecticut, and Bruce D. Kenyon, a resident of Columbia, South Carolina ("Executive").

          WHEREAS, Executive and the Company desire to enter into an agreement superseding all prior employment agreements and providing for Executive's employment as a senior level executive serving as the President and Chief Executive Officer of Northeast Nuclear Energy Company and Northeast Utilities' other nuclear subsidiaries and affiliates and to reflect Executive's contribution to the Company's business in his executive capacities and to provide for Executive's continued employment by the Company, upon the terms and conditions set forth herein:

     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Employment. The Company hereby agrees to employ Executive as President and Chief Executive Officer of Northeast Nuclear Energy Company and Northeast Utilities' other nuclear subsidiaries and affiliates commencing as of September 3, 1996, and continue the employment of Executive throughout the Employment Term, as hereinafter defined, and Executive hereby accepts such employment and agrees to perform his duties and responsibilities, in accordance with the terms, conditions and provisions hereinafter set forth.

This Agreement terminates and supersedes all prior employment agreements between the Company and Executive. Certain provisions of this Agreement are effective only on and after February 25, 1997 (the "Revision Date").

     1.1. Employment Term. The term of Executive's employment under this Agreement shall commence as of September 3, 1996 (the "Effective Date") and shall continue until August 31, 1999, unless sooner terminated in accordance with Section 5 or Section 6 hereof, and shall automatically renew for periods of one year unless one party gives written notice to the other, at least six months prior to August 31, 1999 or at least six months prior to the end of any one-year renewal period, that the Agreement shall not be further extended. The period commencing as of the Effective Date and ending on the date on which the term of Executive's employment under the Agreement shall terminate is hereinafter referred to as the "Employment Term".

     1.2. Duties and Responsibilities. Executive shall serve in such senior positions as directed by the Company's Board of Directors (the "Board") or the Board of Trustees (the "Trustees") of Northeast Utilities ("NU") that provide Executive with duties and compensation that are substantially equivalent to President and Chief Executive Officer of Northeast Nuclear Energy Company and Northeast Utilities' other nuclear subsidiaries and affiliates in terms of duties and responsibilities. During the Employment Term, Executive shall perform all duties and accept all responsibilities incident to such positions as may be assigned to him by the Board.

     1.3. Extent of Service. During the Employment Term, Executive agrees to use his best efforts to carry out his duties and responsibilities under
Section 1.2 hereof and, consistent with the other provisions of this Agreement, to devote substantially all his business time, attention and energy thereto. Except as provided in Section 3 hereof, the foregoing shall not be construed as preventing Executive from making minority investments in other businesses or enterprises provided that Executive agrees not to become engaged in any other business activity which, in the reasonable judgment of the Board, is likely to interfere with his ability to discharge his duties and responsibilities to the Company.

     1.4. Base Salary and Signing Bonus. For all the services rendered by Executive hereunder, the Company shall pay Executive a base salary ("Base Salary") of $500,000 per annum, commencing on the Effective Date, payable in installments at such times as the Company customarily pays its other senior level executives (but in any event no less often than monthly). Executive's Base Salary shall be reviewed annually for appropriate adjustment (but shall not be reduced below that in effect on the Effective Date without Executive's written consent) by the Trustees pursuant to its normal performance review policies for senior level executives. The Company shall also pay Executive a signing bonus of $400,000 on or about September 3, 1996.

     1.5. Retirement and Benefit Coverages.   During the Employment Term,
Executive shall be entitled to participate in all (a) employee savings plans ("Retirement Plans") and (b) welfare benefit plans and programs ("Benefit Coverages"), in each case made available to the Company's senior level executives as a group or to its employees generally, as such Retirement Plans or Benefit Coverages may be in effect from time to time. In addition, the Company shall provide Executive with a special retirement benefit as hereinafter described (the "Special Retirement Benefit"). The Special Retirement Benefit shall be substantially similar in design to Executive's arrangement with South Carolina Electric & Gas (his employer immediately previous to the Company), except that (i) Executive will not be required to remain employed by the Company until age 65 in order to receive the equivalent of South Carolina Electric & Gas' Key Employee Retention Program and (ii) if Executive retires at any time after three years but less than five years of service with the Company, he will be deemed to have five years of service solely for purposes of the Special Retirement Benefit and will be entitled to receive that Benefit based on five years of service. The Company's Human Resources Department has provided and will continue to provide Executive from time to time with a statement of the projected form, amount and time of payment of such benefit, and such statement shall, in each case, constitute the definitive statement of such benefit, provided that no such statement shall reduce in amount, restrict in form, or delay in time the payment of such Benefit as compared to the prior statement without Executive's written consent. In addition to the above-described benefit, if Executive retires at any time after three years of service with the Company he shall also receive a lump sum payment of $500,000. The Special Retirement Benefit shall also include eligibility for Executive and his spouse to participate in the Company's retiree health plan, but the amount of cost sharing under that plan shall be at the maximum level paid by any retiree who qualifies for participation in such plan unless Executive, by reason of his actual years of service, qualifies for a more favorable cost sharing arrangement under the terms of such plan. The aggregate of the benefits described in the preceding four sentences shall be referred to as the "Special Retirement Benefit." For the purposes of this Agreement, a "year of service" shall mean each successive 365 day period beginning September 1, 1996 during which Executive continues to be actively employed by the Company.

     1.6. Reimbursement of Expenses; Vacation. Executive shall be provided with reimbursement of expenses related to his employment by the Company on a basis no less favorable than that which may be authorized from time to time for senior level executives as a group, and shall be entitled to five weeks of vacation and holidays in accordance with the Company's normal personnel policies for senior level executives.

     1.7. Short-Term Incentive Compensation.     Executive shall be entitled
to a special short-term incentive arrangement through December 31, 1999 (the "Special Incentive Plan"). Under the Special Incentive Plan, Executive and the Chief Executive Officer of NU shall agree annually on certain individual performance goals to be satisfied for the next "performance period" by Executive and the incentive to be paid for Executive's performance of those goals. Executive's target award shall be 50% of Base Salary and his maximum award shall be 100% of Base Salary. The performance periods shall be September 1, 1996 through August 31, 1997, September 1, 1997 through August 31, 1998 and September 1, 1998 though December 31, 1999. If the Employment Term has not previously terminated, beginning on January 1, 2000, Executive shall be entitled to participate in any short-term incentive compensation programs established by the Company for its senior level executives generally depending upon achievement of certain annual individual or business performance objectives specified and approved by the Trustees (or a Committee thereof) in its sole discretion; provided, however, that Executive's "target opportunity" and "maximum opportunity" under any such program shall be at least at the "President level" as in effect under the Company's then
short-term incentive arrangement(s).   Executive's short-term incentive
compensation, either in shares of NU or cash, as applicable from time to time, shall be paid to him, subject to the Board's or the Trustees' reasonable discretion, not later than such payments are made to the Company's senior level executives generally.

     1.8. Long-Term Incentive Compensation. On and after the Effective Date and until December 31, 1998, Executive shall participate in the NU Stock Price Recovery Plan, in accordance with the terms adopted by the Trustees and NU's Organization, Compensation and Board Affairs Committee on December 21, 1996. If the Employment Term has not previously terminated, beginning on January 1, 1999, Executive shall also be entitled to participate in any long-term incentive compensation programs established by the Company for its senior level executives generally depending upon achievement of certain business performance objectives specified and approved by the Trustees (or a Committee thereof) in its sole discretion; provided, however, that Executive's "target opportunity" and "maximum opportunity" under any such program shall be at least at the "President level" as in effect under the Company's then long-term incentive arrangement(s). Executive's long-term incentive compensation, either in shares of NU or cash, as applicable from time to time, shall be paid to him, subject to the Board's or the Trustee's reasonable discretion, not later than such payments are made to the Company's senior level executives generally. In addition, the Company will grant Executive $500,000 of restricted NU Common Shares on September 3, 1996. The restrictions will lapse if Executive is actively employed by the Company when Millstone Station is removed from the Nuclear Regulatory Commission's "Watchlist," provided that (i) such removal occurs within three years after September 3, 1996 and (ii) Seabrook's current level of SALP and INPO ratings have not materially changed, as determined by the Trustees, in its sole and reasonable discretion; and, provided, further that in the event Executive is transferred to a new position with the Company or an Affiliate, as defined in
Section 6.1(a), the restrictions shall lapse immediately.

     2. Confidential Information. Executive recognizes and acknowledges that by reason of his employment by and service to the Company before, during and, if applicable, after the Employment Term he has had and will continue to have access to certain confidential and proprietary information relating to the business of the Company, which may include, but is not limited to, trade secrets, trade "know-how", customer information, supplier information, cost and pricing information, marketing and sales techniques, strategies and programs, computer programs and software and financial information (collectively referred to as "Confidential Information"). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and Executive covenants that he will not, unless expressly authorized in writing by the Board, at any time during the course of his employment use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of his duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Executive also covenants that at any time after the termination of such employment, directly or indirectly, he will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information, in which case Executive will inform the Company in writing promptly of such required disclosure, but in any event at least two business days prior to disclosure. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive's possession during the course of his employment shall remain the property of the Company.

Except as required in the performance of Executive's duties for the Company, or unless expressly authorized in writing by the Board, Executive shall not remove any written Confidential Information from the Company's premises, except in connection with the performance of his duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Upon termination of Executive's employment, Executive agrees immediately to return to the Company all written Confidential Information in
his possession.   For the purposes of  this Section 2, the term "Company"
shall be deemed to include NU and the Affiliates, as defined in Section 6.1(a), of NU and the Company.

     3.   Non-Competition; Non-Solicitation.

          (a) During his employment by the Company and for a period of two years after Executive's termination of employment for any reason, within the Company's "service area," as defined below, Executive will not, except with the prior written consent of the Board, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit his name to be used in connection with, any business or enterprise which is engaged in any business that is competitive with any business or enterprise in which the Company is engaged. For the purposes of this Section, "service area" shall mean the geographic area within the states of Connecticut, Maine, Massachusetts, New Hampshire, Rhode Island, and Vermont, or any other geographic area in which, at the time of Executive's termination of employment from the Company, the Company is doing business. Executive acknowledges that the listed service area is the area in which the Company presently does business.

          (b) The foregoing restrictions shall not be construed to prohibit the ownership by Executive of less than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

          (c) Executive further covenants and agrees that during his employment by the Company and for the period of two years thereafter, Executive will not, directly or indirectly, (i) solicit, divert, take away, or attempt to solicit, divert or take away, any of the Company's "Principal Customers," defined for the purposes hereof to include any customer of the Company, from which $100,000 or more of annual gross revenues are derived at such time, or (ii) encourage any Principal Customer to reduce its patronage of the Company.

          (d) Executive further covenants and agrees that during his employment by the Company and for the period of two years thereafter, Executive will not, directly or indirectly, solicit or hire, or encourage the solicitation or hiring of, any person who was a managerial or higher level employee of the Company at any time during the term of Executive's employment by the Company by any employer other than the Company for any position as an employee, independent contractor, consultant or otherwise. The foregoing covenant of Executive shall not apply to any person after 12 months have elapsed subsequent to the date on which such person's employment by the Company has terminated.

          (e) Nothing herein shall be construed as prohibiting Executive from serving on Nuclear Advisory Boards or rendering other similar nuclear advisory or consulting services to other entities.

          (f) For the purposes of this Section 3, the term "Company" shall be deemed to include NU and the Affiliates, as defined in Section 6.1(a), of NU and the Company.

     4.   Equitable Relief.

          (a) Executive acknowledges and agrees that the restrictions contained in Sections 2 and 3 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should Executive breach any of the provisions of those Sections. Executive represents and acknowledges that (i) he has been advised by the Company to consult his own legal counsel in respect of this Agreement, and
(ii) that he has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with his counsel.

          (b) Executive further acknowledges and agrees that a breach of any of the restrictions in Sections 2 and 3 cannot be adequately compensated by monetary damages. Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Sections 2 or 3 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of Sections 2 or 3 hereof should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

          (c) If Executive breaches any of his obligations under Sections 2 or 3 hereof, and such breach constitutes "Cause," as defined in Section 5.3 hereof, or would constitute Cause if it had occurred during the Employment Term on or after the Revision Date, the Company shall thereafter have no obligation to provide Executive with the Special Retirement Benefit, but shall remain obligated for other benefits provided in any plans, policies or practices then applicable to Executive in accordance with the terms thereof.


          (d) Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Sections 2 or 3 hereof, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief and other equitable relief, may be brought in the United States District Court for the District of Connecticut, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Hartford, Connecticut,
(ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Executive may have to the laying of venue of any such suit, action or proceeding in any such court. Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 10 hereof.

          (e) Executive agrees that for a period of five years following the termination of his employment by the Company he will provide, and that at all times after the date hereof the Company may similarly provide, a copy of Sections 2 and 3 hereof to any business or enterprise (i) which he may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, or control of, or (ii) with which he may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which he may use or permit his name to be used; provided, however, that this provision shall not apply in respect of Section 3 hereof after expiration of the time periods set forth therein.

           (f) For the purposes of this Section 4, the term "Company" shall be deemed to include NU and the Affiliates, as defined in Section 6.1(a), of NU and the Company.

     5. Termination. The Employment Term shall terminate upon the occurrence of any one of the following events:

     5.1. Disability. The Company may terminate the Employment Term if Executive is unable substantially to perform his duties and responsibilities hereunder to the full extent required by the Board by reason of illness, injury or incapacity for six consecutive months, or for more than six months in the aggregate during any period of twelve calendar months; provided, however, that the Company shall continue to pay Executive his Base Salary until the Company acts to terminate the Employment Term. In addition, Executive shall be entitled to receive (i) any amounts earned, accrued or owing but not yet paid under Section 1 above, (ii) any other benefits in accordance with the terms of any applicable plans and programs of the Company and (iii) the Special Retirement Benefit Notwithstanding the foregoing, in the event that Executive's disability occurs prior to September 1, 1999, the Special Retirement Benefit shall be paid at the level that would be payable after three years of service, but excluding the $500,000 lump sum payment. Otherwise, the Company shall have no further liability or obligation to Executive for compensation under this Agreement. Executive agrees, in the event of a dispute under this Section 5.1, to submit to a physical examination by a licensed physician selected by the Board.

     5.2. Death. The Employment Term shall terminate in the event of Executive's death. In such event, the Company shall pay to Executive's executors, legal representatives or administrators, as applicable, an amount equal to the installment of his Base Salary set forth in Section 1.4 hereof for the month in which he dies. In addition, Executive's estate shall be entitled to receive (i) any other amounts earned, accrued or owing but not yet paid under Section 1 above and (ii) any other benefits in accordance with the terms of any applicable plans and programs of the Company. Executive's surviving spouse, if any, shall also receive the survivor annuity provided under Executive's Special Retirement Benefit. Notwithstanding the foregoing, in the event that Executive's death occurs prior to September 1, 1999, the survivor annuity shall be paid at the level that would be payable after three years of service, but excluding the $500,000 lump sum payment. Otherwise, the Company shall have no further liability or obligation under this Agreement to his executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him.

     5.3. Cause. The Company may terminate the Employment Term, at any time, for "cause" upon written notice, in which event all payments under this Agreement shall cease, except for Base Salary to the extent already accrued, and, no Special Retirement Benefit shall be due under Section 1.5, but Executive shall remain entitled to any other benefits in accordance with the terms of any applicable plans and programs of the Company. For purposes of this Agreement, Executive's employment may be terminated for "cause" if (i) Executive is convicted of a felony, (ii) in the reasonable determination of the Board, Executive has (x) committed an act of fraud, embezzlement, or theft in connection with Executive's duties in the course of his employment with the Company, (y) caused intentional, wrongful damage to the property of the Company or intentionally and wrongfully disclosed Confidential Information, or (z) engaged in gross misconduct or gross negligence in the course of his employment with the Company or (iii) Executive materially breached his obligations under this Agreement and shall not have remedied such breach within 30 days after receiving written notice from the Board specifying the details thereof. For purposes of this Agreement, an act or omission on the part of Executive shall be deemed "intentional" only if it was not due primarily to an error in judgment or negligence and was done by Executive not in good faith and without reasonable belief that the act or omission was in the best interest of the Company.

     5.4. Termination Without Cause and Non-Renewal.

          (a) The Company may remove Executive, at any time, without cause from the position in which he is employed hereunder (in which case the Employment Term shall be deemed to have ended) upon not less than 60 days' prior written notice to Executive; provided, however, that, in the event that such notice is given, Executive shall be under no obligation to render any additional services to the Company and, subject to the provisions of Section 3 hereof, shall be allowed to seek other employment. Upon any such removal or if the Company informs Executive that the Agreement will not be renewed after August 31, 1999 or at the end of any subsequent renewal period, Executive shall be entitled to receive, as liquidated damages for the failure of the Company to continue to employ Executive, only the amount due to Executive under the Company's then current severance pay plan for employees. No other payments or benefits shall be due under this Agreement to Executive, but Executive shall be entitled to any other benefits in accordance with the terms of any applicable plans and programs of the Company. Notwithstanding anything in this Agreement to the contrary, on or after Executive attains age 65, no action by the Company shall be treated as a removal from employment or non-renewal if on the effective date of such action Executive satisfies all of the requirements for the executive or high policy-making exception to applicable provisions of state and federal age discrimination legislation

          (b) Notwithstanding the foregoing, in the event that Executive executes a written release upon such removal or non-renewal, substantially in the form attached hereto as Annex 1, (the "Release"), of any and all claims against the Company and all related parties with respect to all matters arising out of Executive's employment by the Company (other than any entitlements under the terms of this Agreement or under any other plans or programs of the Company in which he participated and under which he has accrued a benefit), or the termination thereof, Executive shall be entitled to receive, in lieu of the payment described in subsection (a) hereof, which Executive agrees to waive,

               (i) as liquidated damages for the failure of the Company to continue to employ Executive, a single cash payment, within 30 days after the effective date of the removal or non-renewal, equal to his Base Compensation, as defined in Section 6.1(b) below;

               (ii) for a period of two years following the end of the Employment Term, Executive and his spouse and dependents shall be eligible for a continuation of those Benefit Coverages, as in effect at the time of such termination or removal, and as the same may be changed from time to time, as if Executive had been continued in employment during said period or to receive cash in lieu of such benefits or premiums, as applicable, where such Benefit Coverages may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the Benefit Coverage is provided) under applicable law or regulations;

               (iii) any other amounts earned, accrued or owing but not yet paid under Section 1 above and a payment equal to any unused vacation;

               (iv) any other benefits in accordance with the terms of any applicable plans and programs of the Company including the Special Retirement Benefit. Notwithstanding the foregoing, in the event that the removal or non-renewal occurs prior to September 1, 1999, the Special Retirement Benefit shall be paid at the level that would be payable after three years of service, but excluding the $500,000 lump sum payment;

               (v) as additional consideration for the non-competition and non-solicitation covenant contained in Section 3, a single cash payment, within 30 days after the effective date of the removal or non-renewal, equal to his Base Compensation, as defined in Section 6.1(b) below;

               (vi) All stock appreciation rights and restricted stock units granted to Executive under NU's Stock Price Recovery Plan or stock options or restricted shares previously granted to Executive, to the extent not already vested prior to the removal or non-renewal, shall be fully vested and exercisable or paid as if Executive had remained actively employed by the Company, including the right of exercise, where appropriate, within 36 months after the removal or non-renewal; provided, however, that the stock appreciation rights and restricted stock units shall be paid on a pro rata basis for the number of completed months in the applicable period for any such stock appreciation rights or restricted stock units during which Executive was employed by the Company; and

               (vii) Executive, upon retirement, shall be entitled to participate in the Company's retiree health plan but the amount of cost sharing under that plan shall be at the maximum level paid by any retiree of the Company who qualifies for participation in such plan unless Executive, by reason of his actual years of service, qualifies for a more favorable cost sharing arrangement under the terms of such plan.

     5.5. Voluntary Termination. Executive may voluntarily terminate the Employment Term upon 30 days' prior written notice for any reason. In such event, after the effective date of such termination, no further payments shall be due under this Agreement except that Executive shall be entitled to any benefits due in accordance with the terms of any applicable plan and programs of the Company, and unless Executive has completed three years of service, no Special Retirement Benefit shall be due under Section 1.5.

     6. Payments Upon a Change in Control. The provisions of this Section 6 are effective as of the Revision Date.

     6.1. Definitions. For all purposes of this Section 6, the following terms shall have the meanings specified in this Section 6.1 unless the context otherwise clearly requires:

          (a) "Affiliate" shall mean an "affiliate" as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

          (b) "Base Compensation" shall mean Executive's annualized Base Salary and all short-term incentive compensation at the target level for Executive (but in no event less than the "President level" in effect on January 1, 1996), specified under programs established by the Company for its senior level executives generally, received by Executive in all capacities with the Company, as would be reported for federal income tax purposes on Form W-2, together with any and all salary reduction authorized amounts under any of the Company's benefit plans or programs, for the most recent full calendar year immediately preceding the calendar year in which occurs Executive's Termination Date or preceding the Change of Control, if higher. "Base Compensation" shall not include the value of any stock appreciation rights or restricted stock units granted to Executive under NU's Stock Price Recovery Plan.

          (c) "Change of Control" shall mean the happening of any of the following:

          (i) When any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than the Company, its Affiliates, or any Company or NU employee benefit plan (including any trustee of such plan acting as trustee), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of NU representing more than 20% of the combined voting power of either (i) the then outstanding shares of common stock of NU (the "Outstanding Common Stock") or (ii) the then outstanding voting securities of NU entitled to vote generally in the election of directors (the "Voting Securities"); or

          (ii) Individuals who, as of the beginning of any twenty-four month period, constitute the Trustees (the "Incumbent Board") cease for any reason to constitute at least a majority of the Trustees or cease to be able to exercise the powers of the majority of the Board, provided that any individual becoming a trustee subsequent to the beginning of such period whose election or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the trustees then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Trustees of NU (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

          (iii) Consummation by NU of a reorganization, merger or consolidation (a "Business Combination"), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Common Stock and Voting Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, more than 75% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation, business trust or other entity resulting from or being the surviving entity in such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Common Stock and Voting Securities, as the case may be; or

          (iv) Consummation of a complete liquidation or dissolution of NU or sale or other disposition of all or substantially all of the assets of NU other than to a corporation, business trust or other entity with respect to which, following such sale or disposition, more than 75% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Common Stock and Voting Securities, as the case may be, immediately prior to such sale or disposition.

          (d) "Termination Date" shall mean the date of receipt of a Notice of Termination of this Agreement or any later date specified therein.

          (e) "Termination of Employment" shall mean the termination of Executive's actual employment relationship with the Company, including a failure to renew the Agreement after August 31, 1999 or at the end of any subsequent renewal period, in either case occasioned by the Company's action.

          (f) "Termination upon a Change of Control" shall mean a Termination of Employment upon or within two years after a Change of Control either:

          (i)  initiated by the Company for any reason other than Executive's
(w) disability, as described in Section 5.1 hereof, (x) death, (y) retirement on or after attaining age 65, or (z) "cause," as defined in Section 5.3 hereof, or (ii) initiated by Executive (A) upon any failure of the Company materially to comply with and satisfy any of the terms of this Agreement, including any significant reduction by the Company of the authority, duties or responsibilities of Executive, any reduction of Executive's compensation or benefits due hereunder, or the assignment to Executive of duties which are materially inconsistent with the duties of his position as defined in Section
1.2 above, or (B) if Executive is transferred, without Executive's written consent, to a location that is more than 50 miles from Executive's principal place of business immediately preceding the Change of Control.

     6.2. Notice of Termination. Any Termination upon a Change of Control shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 10 hereof. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) briefly summarizes the facts and circumstances deemed to provide a basis for a Termination of Employment and the applicable provision hereof, and (iii) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date shall not be more than 15 days after the giving of such notice).

     6.3. Payments upon Termination.  Subject to the provisions of Sections
6.6 and 6.7 hereof, in the event of Executive's Termination upon a Change of Control, the Company agrees (a) in the event he executes the Release required by Section 5.4(b), to pay to Executive, in a single cash payment, within thirty days after the Termination Date, two multiplied by Executive's Base Compensation and, in addition, all amounts, benefits and Benefit Coverages described in Section 5.4(b)(ii), (iii), (iv) as amplified by Section 6.4(a),
(v), and (vii) as amplified by Section 6.4(b), provided that in (ii) Benefit Coverages shall continue for three years instead of two or (b) in the event he fails or refuses to execute the Release required by Section 5.4(b), to pay to Executive, in a single payment, within thirty days after the Termination Date, the amount due under Section 5.4(a) above and, in addition, all other amounts and benefits described in Section 5.4(a).

     6.4. Other Payments, Stock Option and Stock Grants, etc. Subject to the provisions of Sections 6.6 and 6.7 hereof, in the event of Executive's Termination upon a Change of Control, and the execution of the Release required by Section 5.4(b):

          (a)  Executive shall be entitled to the Special Retirement Benefit.

 Notwithstanding the foregoing, in the event that Executive's Termination upon a Change of Control occurs prior to September 1, 1999, the Special Retirement Benefit shall be paid at the level that would be payable after three years of service, but including the $500,000 lump sum payment. Executive shall determine the form of payment in which the Special Retirement Benefit shall be paid in accordance with the terms of his previous employer's plan or the Company's Supplemental Executive Retirement Plan for Officers (the "Supplemental Plan"), as if the Special Retirement Benefit were due under that Plan, or, instead, may elect to receive a single sum payment equal to the then actuarial present value (computed using the 1983 GAM (50%/Male/50%/ Female) Mortality Table and at an interest rate equal to the discount rate used in the previous year's FASB 87 accounting for the Company's Retirement Plan) of the amount of the Special Retirement Benefit. Payment shall commence or be made within 30 days after the Termination Date or on any date thereafter, as specified by Executive in a written election. Such election may be made at any time and amended at any time but any election or amendment, other than one made within 30 days of the Effective Date, shall be ineffective if made within six months prior to the Termination Date. In the absence of any election or determination provided for herein, the terms of the Special Retirement Benefit shall govern the form and time of payment.

          (b) Executive's years of service with the Company through the 36th month following the Termination Date shall be taken into account in determining Executive's cost sharing under the Company's retiree health plan and, in addition, 36 months shall be added to Executive's age for this purpose.

          (c) On Executive's Termination Date, all stock appreciation rights and restricted stock units granted to Executive under NU's Stock Price Recovery Plan or stock options or restricted shares previously granted to Executive, to the extent not already vested prior to the Termination Date, shall be fully vested and exercisable or paid as if Executive had remained actively employed by the Company, including the right of exercise, where appropriate, within 36 months after the Termination Date and, if the Change of Control results in the Voting Securities of NU ceasing to be traded on a national securities exchange or though the national market system of the National Association of Securities Dealers Inc., the price at which the rights or units may be exercised shall be the average of the closing prices for the five trading days preceding the day such Voting Securities cease trading.

     6.5. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify; provided, however, that if Executive becomes entitled to and receives all of the payments provided for in this Agreement, Executive hereby waives his right to receive payments under any severance plan or similar program applicable to all employees of the Company.

     6.6. Certain Increase in Payments.

          (a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Payment"), would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), Executive shall be paid an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income and employment tax and excise tax imposed upon the Gross-Up Payment shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the Termination Date, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

          (b) All determinations to be made under this Section 6 shall be made by the Company's independent public accountant immediately prior to the Change of Control (the "Accounting Firm"), which firm shall provide its determinations and any supporting calculations both to the Company and Executive within 10 days of the Termination Date. Any such determination by the Accounting Firm shall be binding upon the Company and Executive. Within five days after the Accounting Firm's determination, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of Executive such amounts as are then due to Executive under this Agreement.

          (c) In the event that upon any audit by the Internal Revenue Service, or by a state or local taxing authority, of the Payment or Gross-Up Payment, a change is finally determined to be required in the amount of taxes paid by Executive, appropriate adjustments shall be made under this Agreement such that the net amount which is payable to Executive after taking into account the provisions of Section 4999 of the Code shall reflect the intent of the parties as expressed in subsection (a) above, in the manner determined by the Accounting Firm.

          (d) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subsections (b) and (c) above shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to subsections (b) and (c) above, except for claims, damages or expenses resulting from the gross negligence or wilful misconduct of the Accounting Firm.

     6.7 Changes to Sections 6.3 and 6.4. The payments, benefits and other compensation provided under Sections 6.3 and 6.4 may be revised, in the sole discretion of the Board, after the expiration of two years following written notice to Executive of the Board's intention to do so and the changes to be made; provided, however, that no revision may be made that would reduce the payments, benefits and other compensation below those provided under Section
5.4 in the event Executive's employment is terminated without cause or this Agreement is not renewed; and provided, further, that no such notice may be given and no such revision may become effective following a Change of Control. Notice under this Section 6.7 shall not constitute a non-renewal or removal of Executive, nor shall any such actual revision be grounds for a determination that this Agreement is not being renewed or that Executive has been removed, for purposes of Section 5.4.

     7. Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

     8. Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

     9. Arbitration; Expenses. In the event of any dispute under the provisions of this Agreement arising on or after the Revision Date, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in the City of Hartford, Connecticut in accordance with National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and Executive, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable (except as provided in Section 52-418 of the Connecticut General Statutes) and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. If Executive prevails on any material issue which is the subject of such arbitration or lawsuit, the Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration (including the Company's and Executive's reasonable attorneys' fees and expenses). Otherwise, each party shall be responsible for his or its own expenses relating to the conduct of the arbitration (including reasonable attorneys' fees and expenses) and shall share the fees of the American Arbitration Association.

     10. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

     Northeast Utilities Service Company
     P.O. Box 270
     Hartford, CT 06141-0270
     Attention: Senior Vice President, Secretary and General Counsel

     With a required copy to:

          Morgan, Lewis & Bockius
          2000 One Logan Square
          Philadelphia, PA  19103-6993
          Attention:  Robert J. Lichtenstein, Esquire

     If to Executive, to:

Bruce D. Kenyon
16 Sandpiper Point Road
Old Lyme, Connecticut  06371

     With a required copy to:

          Shipman & Goodwin
          One American Row
          Hartford, CT 06103-2819
          Attention:  Brian Clemow, Esquire

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

     11.  Contents of Agreement; Amendment and Assignment.

          (a) This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer and by Executive.

          (b) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the extent the Company would be required to perform if no such succession had taken place.

     12. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

     13. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

     14. Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

     15. Miscellaneous. All section headings used in this Agreement are for convenience only. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

     16. Withholding. The Company may withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

     17. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Connecticut without giving effect to any conflict of laws provisions.

     18. Adoption by Affiliates; Obligations. The obligations under this Agreement shall, in the first instance, be paid and satisfied by the Company; provided, however, that with respect to those provisions of this Agreement to be performed during the Employment Term on or after the Revision Date, the Company will use its best efforts to cause NU and each entity in which NU (or its successors or assigns) now or hereafter holds, directly or indirectly, more than a 50 percent voting interest and that has at least fifty (50) employees on its direct payroll (an "Employer") to approve and adopt this Agreement and, by such approval and adoption, to be bound by the terms hereof as though a signatory hereto. With respect to such provisions, if the Company shall be dissolved or for any other reason shall fail to pay and satisfy the obligations, each individual Employer shall thereafter shall be jointly and severally liable to pay and satisfy the obligations to Executive.

     19. Establishment of Trust. The Company may establish an irrevocable trust fund pursuant to a trust agreement to hold assets to satisfy any of its obligations under this Agreement. Funding of such trust fund shall be subject to the Board's discretion, as set forth in the agreement pursuant to which the fund will be established.

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

     NORTHEAST UTILITIES
     SERVICE COMPANY

     By: /s/Bernard M. Fox

     /s/Bruce D. Kenyon
          Executive